UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ENERGY PARTNERS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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201 St. Charles Avenue
Suite 3400
New Orleans, Louisiana 70170

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2010

To the Stockholders of Energy Partners, Ltd.:

The 2010 Annual Meeting of Stockholders of Energy Partners, Ltd. (the “Company”), a Delaware corporation, will be held at the Company’s corporate offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, on June 3, 2010, at 9:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect five (5) directors to hold office until the Annual Meeting of Stockholders in the year 2011 and until their respective successors are duly elected and qualified;
(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ended December 31, 2010;
(3)	to adjourn or postpone the meeting, as necessary; and
(4)	to transact such other business as may properly come before the meeting.

Additional information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The Board of Directors has set the close of business on April 16, 2010 as the record date for the meeting (the “Record Date”), and only holders of common stock on the Record Date are entitled to notice of, and to vote at, the 2010 Annual Meeting, or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we urge you to vote your shares at your earliest convenience in order to ensure that your shares will be represented at the meeting.

This year we will be taking advantage of the recently-adopted Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders rather than a full paper set of the proxy materials. This Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

You can vote your shares via the Internet or by telephone. Furthermore, if you received paper proxy materials from the Company, you may sign, date and mail the proxy card in the envelope that was provided to you. If you hold your shares through a broker or other nominee, you should contact your broker to determine how to vote your shares.

By Order of the Board of Directors,

/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel
and Corporate Secretary

New Orleans, Louisiana
April 23, 2010

ENERGY PARTNERS, LTD.
201 St. Charles Avenue
Suite 3400
New Orleans,
Louisiana 70170

PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and accompanying Notice and Proxy Form are being provided to the stockholders of Energy Partners, Ltd. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held on June 3, 2010 at the Company’s corporate offices at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana at 9:00 a.m., Central Daylight Time (the “2010 Annual Meeting” or the “Meeting”), or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. As permitted by rules recently adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders with access to its proxy materials through the Internet rather than providing them in paper form. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the Internet, rather than a printed copy of the proxy materials, to stockholders. The Company expects to send the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at the Meeting on or about April 23, 2010. Stockholders may also obtain a copy of these proxy materials in printed form by following the procedures set forth in the Notice of Internet Availability of Proxy Materials.

ABOUT THE 2010 ANNUAL MEETING

Voting Procedures

Stockholders of record at the close of business on April 16, 2010 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, there were 40,064,731 shares of the Company’s common stock, par value $0.001 per share (the “Company Shares” or the “Common Stock”), issued and outstanding and entitled to vote. The holders of a majority of the Company Shares issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, will constitute a quorum. The person(s) whom the Company appoints to act as inspector(s) of election will treat all Company Shares represented by a returned, properly executed proxy as present for purposes of determining the existence of a quorum at the Meeting. The Company Shares present at the Meeting, in person or by proxy, that are abstained from voting will be counted as present for determining the existence of a quorum. If such a quorum is not present or represented at the Meeting, the presiding officer of the Meeting will have the power to adjourn the Meeting from time to time, without notice other than announcement at the Meeting, until a quorum is present or represented.

Each of the Company Shares will entitle the holder thereof to one vote. Cumulative voting is not permitted. Directors are elected by a plurality of the votes of the Company Shares present in person or represented by proxy and entitled to vote at the Meeting. Other stockholder actions are passed by the affirmative vote of the holders of a majority of the outstanding voting power of all classes of stock entitled to vote thereon, present in person, represented by proxy or by remote communication and entitled to vote at the Meeting and which has actually been voted. Other than with respect to the election of directors, an abstention has the effect of a vote against a matter to be presented at the Meeting. A broker non-vote is not entitled to be voted in the election of directors and will not affect the outcome of that election. Broker non-votes are entitled to be voted on the other proposals in this Proxy Statement. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and the broker has not received voting instructions from the beneficial owner. Votes cast at the Meeting will be counted by the inspector(s) of election.

The Board of Directors is soliciting your proxy to provide you with an opportunity to vote on all matters to come before the Meeting, regardless of whether you attend in person. If you vote by proxy via the Internet or by telephone in accordance with the instructions found on the Notice of Internet Availability of Proxy Materials, your shares will be voted as you specify. Additionally, your shares will be voted as you specify if you request printed copies of proxy materials by mail and vote by proxy by filling out the proxy card. If you submit a proxy but do not specify how you would like your shares voted, your shares will be voted in accordance with the recommendations of the Board, as set forth below. After submitting a proxy, you may subsequently revoke your proxy by submitting a revised proxy or a written revocation at any time before your original proxy is voted. You may also attend the Meeting in person and vote in person by ballot, which would cancel any proxy you gave prior to the Meeting.

The Board of Directors urges you to vote, and solicits your proxy, as follows:

(1)	FOR the election of five (5) nominees to the Company’s Board of Directors, Messrs. Buckner, Griffiths, McCarthy, Pully and Schwarz, to serve until the Annual Meeting of Stockholders in the year 2011 and until their respective successors are duly elected and qualified;
(2)	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2010;
(3)	FOR the adjournment or postponement of the Meeting, as necessary; and
(4)	At the discretion of the proxies designated through the Internet, by telephone or on the proxy card, on any other matter that may properly come before the 2010 Annual Meeting.

Proxy Solicitation

Your proxy is being solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, furnishing through the Internet, printing and mailing proxy solicitation materials will be borne by the Company. In addition to solicitation of proxies by Internet and mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Common Stock.

Assistance

If you need assistance with completing your proxy card or voting via the Internet or telephone or have questions regarding the 2010 Annual Meeting, please contact John Peper, Executive Vice President, General Counsel and Corporate Secretary of the Company, at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170 or at (504) 569-1875.

MATTERS TO BE PRESENTED TO THE STOCKHOLDERS
AT THE 2010 ANNUAL MEETING

Item 1 — Election of Directors

At the 2010 Annual Meeting, five (5) directors are to be elected, each of whom will serve until the Annual Meeting of Stockholders in the year 2011 and until their respective successors are duly elected and qualified. The persons named as proxies on the proxy card intend to vote FOR the election of each of the five (5) nominees listed below, unless otherwise directed.

The Board has nominated, and the proxies will vote to elect, the following individuals as members of the Board of Directors to serve for a period of one (1) year and until their respective successors are duly elected and qualified: Charles O. Buckner, Scott A. Griffiths, Marc McCarthy, Steven J. Pully and John F. Schwarz. Each nominee has consented to be nominated and, if elected, to serve.

In September 2009, the Company emerged from its Chapter 11 reorganization (“Chapter 11 Reorganization”) with a five-member board of directors whose members were appointed by operation of the plan of reorganization (the “Plan of Reorganization”) filed with, and confirmed by, the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Plan of Reorganization did not contain any provisions requiring that any of the directors be nominated or re-elected at the 2010 Annual Meeting or any future meeting of the stockholders.

The Board of Directors recommends that you vote “FOR” the election of the five (5) nominees: Messrs. Buckner, Griffiths, McCarthy, Pully and Schwarz.

Information About the Nominees

Set forth below are the names, ages, positions held and terms of office for the nominees that the Board has nominated to serve until the 2011 Annual Meeting of Stockholders, each of whom currently serves as a director of the Company.

Name	Age	Position Held	Term of Office
Charles O. Buckner	65	Director	September 2009 – Current
Scott A. Griffiths	55	Director	September 2009 – Current
Marc McCarthy	38	Director	September 2009 – Current
Steven J. Pully	50	Director	April 2008 – Current
John F. Schwarz	73	Director	September 2009 – Current

Charles O. Buckner, age 65, has been a director since September 2009. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. Mr. Buckner is a director of Patterson-UTI Energy, Inc. and Gateway Energy Corporation. Mr. Buckner also served on the board of directors of Whittier Energy Inc. from June 2003 to December 2007 and of Horizon Offshore Inc. from December 2003 to December 2007. Mr. Buckner is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Texas and an M.B.A. from the University of Houston.

Scott A. Griffiths, age 55, has been a director since September 2009. Mr. Griffiths has almost 30 years of experience in the energy sector. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he began working in 1997. At Seagull, Mr. Griffiths served as Vice President, Domestic Exploration. From 1984 to 1997, Mr. Griffiths was with Global Natural Resources, Inc. where he served in various capacities, including Vice President for Domestic Exploration, before Global merged with Seagull in 1997. Mr. Griffiths was also an Exploration Geologist with the Shell Oil Company from 1981 to 1984. Mr.

Griffiths is a director of Copano Energy, LLC. He holds a B.S. in Geology from the University of New Mexico, an M.A. in Geology from Indiana University and completed the Advanced Management Program at Harvard Business School.

Marc McCarthy, age 38, has been a director since September 2009. Mr. McCarthy is a Vice President and Senior Analyst at Wexford Capital LP (“Wexford Capital”), having joined them in June 2008. Previously, Mr. McCarthy was a Senior Managing Director at Bear Stearns & Co., Inc., responsible for coverage of the international oil and gas sector within their Global Equity Research department, having joined the firm in 1997. Prior to 1997, he worked in equity research at Prudential Securities, also following oil and gas. Mr. McCarthy is a Chartered Financial Analyst and received a B.A. in Economics from Tufts University.

Steven J. Pully, age 50, has been a director since April 2008. Mr. Pully has served since July 2008 as the General Counsel of Carlson Capital, L.P. (“Carlson Capital”), an asset management firm. From October 2007 until April 2008, Mr. Pully was a consultant, working primarily in the asset management industry. From December 2001 to October 2007, Mr. Pully worked for Newcastle Capital Management, L.P., an investment partnership, where he served as President from January 2003 through October 2007. He also served as Chief Executive Officer of New Century Equity Holdings Corp. from June 2004 through October 2007. Prior to joining Newcastle Capital Management, from 2000 to 2001, Mr. Pully served as a managing director in the investment banking department of Banc of America Securities, Inc. From 1997 to 2000, he was a member of the investment banking department of Bear Stearns & Co., Inc., where he became a Senior Managing Director in 1999. Mr. Pully also serves as a director of Ember Resources, Inc. and Cano Petroleum, Inc. Mr. Pully is licensed as an attorney and Certified Public Accountant in the state of Texas and is also a Chartered Financial Analyst. He holds a B.S. with honors in Accounting from Georgetown University and a J.D. degree from the University of Texas.

John F. Schwarz, age 73, has been a director since September 2009. Mr. Schwarz is currently the sole director and President of Entech Enterprises, Inc., which holds investments and non-operated interests in producing crude oil and natural gas properties and leases domestically and internationally. Mr. Schwarz is also a director and President of Gopher Investments, LLC, a director and owner of Lantana Partners, Ltd. and a director and President of Lantana Operating Co., LLC. During the past five years, Mr. Schwarz’s principal occupation has been his involvement in various oil and gas related investments through private, family-owned entities. From 1989 through 1994, Mr. Schwarz served as director, President and Chief Executive Officer of Energy Development Corporation, a wholly-owned subsidiary of Public Service Enterprise Group Inc. From 1982 to 1989, he served as director, President and Chief Executive Officer of CSX Oil and Gas Corporation, a wholly owned subsidiary of CSX Corp. He has fifty years of experience in the oil and gas industry. He also formerly served as a member of the Board of Directors of Burlington Resources Inc. and NS Group, Inc. Mr. Schwarz has a B.S. in Petroleum Engineering from the University of Texas and is a Registered Professional Engineer in the state of Texas.

Item 2 — Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board of Directors is required by law and applicable rules of the New York Stock Exchange (“NYSE”) to be directly responsible for the appointment, compensation and retention of the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP as the independent registered public accountants for the year ending December 31, 2010. While stockholder ratification is not required by the Company’s Second Amended and Restated Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board of Directors recommends a vote FOR the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accountants to audit the Company’s consolidated financial statements for the year ending December 31, 2010. The persons designated as proxies will vote FOR the ratification of KPMG LLP as the Company’s independent registered public accountants, unless otherwise directed. Representatives of KPMG LLP are expected to be present at the 2010 Annual Meeting, with the opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Item 3 — Adjournment or Postponement of the 2010 Annual Meeting, as Necessary

An adjournment or postponement of the 2010 Annual Meeting may be necessary for the Company to conduct the business of the Company that is before the Meeting or may properly come before the Meeting.

The Board of Directors recommends a vote FOR the proposal to adjourn or postpone the 2010 Annual Meeting, as necessary. The persons designated as proxies will vote FOR the adjournment or postponement of the 2010 Annual Meeting, as necessary, unless otherwise directed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Common Stock as of March 23, 2010 by (1) each of the Company’s directors, (2) each of the executive officers named in the Summary Compensation Table, (3) all current directors and executive officers as a group and (4) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock. Except as otherwise noted below, the Company is not aware of any agreements among its stockholders that relate to voting or investment of shares of the Common Stock.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Percent of Class(2)
Directors
Charles O. Buckner(3)	8,692	*
Scott A. Griffiths(4)	8,692	*
Marc McCarthy(5)	7,068,837	17.6%
Steven J. Pully(6)	4,047,352	10.1%
John F. Schwarz(7)	11,343	*
Named Executive Officers
Gary C. Hanna(8)	13,245	*
John H. Peper(9)	3,688	*
Stephen D. Longon(10)	1,416	*
Thomas D. DeBrock(11)	3,841	*
Alan D. Bell(12)	—	*
Richard A. Bachmann(13)	79,782	*
All current directors and executive officers as a group (9 persons)(14)	11,166,656	27.9%
Principal Holders
Carlson Capital, L.P. and affiliates(15)	4,038,221	10.1%
Farallon Partners, L.L.C. and affiliates(16)	4,241,824	10.6%
The K2 Principal Fund, L.P. and affiliates(17)	3,123,037	7.8%
Wexford Capital LP and affiliates(18)	7,068,837	17.6%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or investment power with respect to securities. Shares of the Common Stock subject to options currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options (as well as for purposes of any group calculations for any group of which any such person is a member). However, no such option shares are deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.
(2)	Based on total shares outstanding of 40,058,718 on March 23, 2010. Also based, where appropriate, on the number of shares owned and acquirable within 60 days of March 23, 2010.
(3)	Includes 4,346 unvested restricted shares.
(4)	Includes 4,346 unvested restricted shares.
(5)	Includes 4,346 shares of vested restricted stock, 4,346 shares of unvested restricted stock and 1,515 shares representing annual retainers, all of which Mr. McCarthy assigned to Wexford Capital and its affiliates. Mr. McCarthy is an employee of Wexford Capital and disclaims any beneficial ownership of shares of the Common Stock held by Wexford Capital or its affiliates.
(6)	Includes (i) 4,415 shares of Common Stock, the receipt of which Mr. Pully has deferred under the Company’s Stock and Deferral Plan for Non-Employee Directors, and (ii) 4,346 unvested restricted shares. The deferred shares are not issued and outstanding shares of Common Stock until Mr. Pully’s deferral period expires, which will occur when Mr. Pully ceases to be a director of the Company. Also includes 4,038,221 shares owned by Carlson Capital. Mr. Pully is an employee of Carlson Capital and disclaims any beneficial ownership of shares of the Common Stock held by Carlson Capital.
(7)	Includes 4,346 shares of unvested restricted stock.
(8)	Includes 13,245 shares of the Common Stock underlying options exercisable within 60 days of March 23, 2010 granted to Mr. Hanna under the Company’s 2009 Long Term Stock Incentive Plan.
(9)	Includes 346 shares of the Common Stock beneficially owned by Mr. Peper and held in trust by the Company’s 401(k) Plan.
(10)	Mr. Longon resigned from the Company effective as of September 21, 2009, and the Company is not aware of any purchases or sales of shares that he may have had prior to the date of this table since the date of his most recent filing with the SEC on April 14, 2009. Therefore, the share amounts shown for Mr. Longon assume that he held all such shares until the effective date of the Company’s exit from its Chapter 11 Reorganization and that his 22,949 shares of the Company’s common stock as it existed prior to the Company’s Chapter 11 Reorganization, par value $0.01 per share (“Old Common Stock”),were converted into Common Stock pursuant to the Plan of Reorganization in which 100% of the outstanding shares of Old Common Stock were exchanged for an aggregate of approximately 5% of the Company’s Common Stock.
(11)	Mr. DeBrock resigned from the Company on January 29, 2010, and the Company is not aware of any purchases or sales of shares that he may have had prior to the date of this table since the date of his most recent filing with the SEC on September 23, 2009. Mr. DeBrock’s shares include 288 shares of the Common Stock beneficially owned by Mr. DeBrock and held in trust by the Company’s 401(k) Plan.
(12)	Mr. Bell served as the Company’s Chief Restructuring Officer from March 15, 2009 until the Company’s exit from its Chapter 11 Reorganization on September 21, 2009. The Company is not aware of any purchases or sales of shares that Mr. Bell may have had prior to the date of this table since the date of his most recent filing with the SEC on July 24, 2009.
(13)	Mr. Bachmann resigned as an officer and director of the Company in March 2009, and the Company is not aware of any purchases or sales of shares that he may have had prior to the date of this table since the date of his most recent filings with the SEC in November 2008. Therefore, with the exception of 3,034 restricted shares that were forfeited upon his resignation and stock options that were cancelled pursuant to the Plan of Reorganization, the share amounts shown for Mr. Bachmann assume that he held all such shares until the effective date of the Company’s exit from its Chapter 11 Reorganization and that his 1,293,846 shares of the Company’s Old Common Stock were converted into Common Stock pursuant to the Plan of Reorganization in which 100% of the outstanding shares of Old Common Stock were exchanged for an aggregate of approximately 5% of the Company’s Common Stock.
(14)	Includes 13,245 shares of the Common Stock underlying options exercisable within 60 days of March 23, 2010 and 21,730 shares of unvested restricted stock. See notes 3 through 8 above.
(15)	Pursuant to a Schedule 13D/A filed with the SEC on September 25, 2009, Carlson Capital, Double Black Diamond Offshore LDC (“DBDO”), Asgard Investment Corp. (“Asgard”), and Mr. Clint D. Carlson reported the following: Carlson Capital, Asgard and Mr. Carlson each have the sole power to vote and the sole power to dispose of 4,038,221 shares of the Common Stock and DBDO has the sole power to vote and the sole power to dispose of 3,783,052 shares of the Common Stock. Carlson Capital, as

DBDO’s investment manager, may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), be deemed to beneficially own 3,783,052 shares of the Common Stock held by DBDO, and beneficially own Common Stock held by other private investment funds and managed accounts. As Carlson Capital’s general partner, Asgard, may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 4,038,221 shares of the Common Stock. As the President of Asgard and the Chief Executive Officer of Carlson Capital, Mr. Clint D. Carlson may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially 4,038,221 shares of the Common Stock. Mr. Carlson, Asgard and Carlson Capital disclaim any beneficial ownership of shares of the Common Stock held by DBDO or by other investment funds and managed accounts. The business address of the reporting persons is 2100 McKinney Avenue, Suite 1600, Dallas TX 75201.
(16)	Pursuant to a series of four Form 4s filed with the SEC on March 22, 2010, Farallon Capital Partners, L.P. (“FCP”) and its affiliates Farallon Capital Institutional Partners, L.P. (“FCIP”), Farallon Capital Institutional Partners II, L.P. (“FCIP II”), Farallon Capital Offshore Investors II, L.P. (“FCOI II”), Saddle Rock Onshore Funding, L.L.C. (“Saddle Rock”), Lighthouse Hill Capital Management II, L.L.C. (“Lighthouse”), Farallon Capital Management, L.L.C. (“Farallon Management”), Farallon Partners, L.L.C., William F. Duhamel, Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Davide Leone, Douglas M. MacMahon, Stephen L. Millham, Jason E. Moment, Ashish H. Pant, Rajiv A. Patel, Andrew J. M. Spokes, Thomas F. Steyer, Richard H. Voon and Mark C. Wehrly (the aforementioned fourteen individuals, collectively the “Farallon Individuals”) reported the following: FCP owns directly 704,729 shares, FCIP owns directly 607,805 shares, FCIP II owns directly 60,331 shares, FCOI II owns directly 769,746 shares, Saddle Rock owns directly 1,382,487 shares and one or more discretionary accounts managed by Farallon Management own directly 716,726 shares. Lighthouse is a manager of Saddle Rock and as such may be deemed to be a beneficial owner of the shares held by Saddle Rock. Farallon Management is the registered investment advisor to the one or more discretionary accounts that it manages and to Saddle Rock and Lighthouse; as such, Farallon Management may be deemed a beneficial owner of the shares held by Saddle Rock and the discretionary accounts. Farallon Partners, L.L.C. is the general partner of FCP, FCIP, FCIP II and FCOI II, and may be deemed a beneficial owner of all shares owned by FCP, FCIP, FCIP II and FCOI II. With the exception of Messrs. Duhamel, Moment, Pant and Voon, each of the Farallon Individuals are managing members of both Farallon Partners, L.L.C. and Farallon Management with the power to exercise investment discretion, and may each be deemed to be a beneficial owner of the shares held by FCP, FCIP, FCIP II, FCOI II, Saddle Rock and the accounts managed by Farallon Management. Effective as of March 18, 2010, in connection with their respective resignations as managing members of Farallon Partners, L.L.C. and Farallon Management, each of Messrs. Duhamel, Moment, Pant and Voon may no longer be deemed a beneficial owner of any of the shares deemed beneficially owned by Farallon Partners, L.L.C. and Farallon Management. Each of Lighthouse, Farallon Management and the Farallon Individuals disclaim any beneficial ownership in the shares reported, except to the extent of their pecuniary interest, if any. Farallon Partners, L.L.C. disclaims any beneficial ownership in the shares reported, except as to the shares representing its pro rata interest in, and interest in the profits of FCP, FCIP, FCIP II and FCOI II. The business address of the reporting persons is One Maritime Plaza, Suite 2100, San Francisco, California, 94111.
(17)	Pursuant to a Schedule 13D/A filed by The K2 Principal Fund, L.P. (“K2 Fund”), K2 Genpar, Inc., K2 & Associates Investment Management Inc. (“K2 & Associates”), Mr. Shawn Kimel and Shawn Kimel Investments, Inc. (“SKI”) with the SEC on March 15, 2010, K2 Fund, Mr. Kimel and SKI have shared and dispositive voting power over 3,123,037 shares. K2 Fund’s sole general partner is K2 Genpar L.P. and its general partner is K2 Genpar 2009 Inc., a wholly owned subsidiary of SKI. Mr. Kimel owns 100% of SKI. Each of K2 Genpar L.P., GenPar 2009 Inc., SKI and Mr. Kimel may be deemed to beneficially own in the aggregate 3,123,037 shares. As of March 11, 2010, K2 Genpar Inc. and K2 & Associates did not beneficially own any shares. The business address of the reporting persons is 444 Adelaide Street West, Suite 200, Toronto, Canada A6 M5V 1S7.
(18)	Pursuant to a Schedule 13D/A filed by Debello Investors LLC (“Debello”), Wexford Catalyst Investors LLC (“Wexford Catalyst”), Wexford Catalyst Trading Limited (“Wexford Trading”), Wexford Spectrum Fund, L.P. (“Wexford Spectrum”), Spectrum Intermediate Fund Limited (“Spectrum Intermediate”), Wexford Capital, Wexford GP LLC (“Wexford GP”), Mr. Charles E. Davidson and Mr. Joseph M. Jacobs with the SEC on September 29, 2009, Debello has shared voting and dispositive power over 1,454,616 shares, Wexford Catalyst has shared voting and dispositive power over 1,539,353 shares, Wexford Trading has shared voting and dispositive power over 45,182 shares, Wexford Spectrum has shared voting and dispositive power over 2,028,295 shares, Spectrum Intermediate has shared voting and dispositive power over 1,991,185 shares, and each of Wexford Capital, Wexford GP, Mr. Charles E. Davidson and Mr. Joseph M. Jacobs have shared voting and dispositive power over 7,058,630 shares. Wexford Capital is the managing member, investment manager or sub advisor of each of Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum, and Spectrum Intermediate and by reason of its status as such may be deemed to own beneficially the interest in the shares of the Common Stock of which such entities possess beneficial ownership. Wexford GP is the general partner of Wexford Capital and, as such, may be deemed to own beneficially the shares of which Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate possess beneficial ownership. Each of Messrs. Davidson and Jacobs is a controlling person of Wexford GP and may, by reason of his status as such, be deemed to own beneficially the interest in the shares of the Common Stock of which each of Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate possess beneficial ownership. Each of Messrs. Davidson and Jacobs, Wexford GP and Wexford Capital shares the power to vote and to dispose of the shares beneficially owned by Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate. Each of Wexford Capital, Wexford GP and Messrs Davidson and Jacobs disclaims beneficial ownership of the shares of the Common Stock held by Debello, Wexford Catalyst, Wexford Trading, Wexford Spectrum and Spectrum Intermediate, respectively. The business address of the reporting persons is 411 West Putnam Avenue, Greenwich, CT 06830. In addition to the ownership disclosed on the September 29, 2009 Schedule 13D/A, Wexford Capital is the beneficial owner of 4,346 shares of vested restricted stock, 4,346 shares of unvested restricted stock and 1,515 shares representing annual retainers, all of which the Company issued to Mr. McCarthy and were assigned to Wexford Capital.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own more than 10% of the outstanding Common Stock to file initial reports of ownership and changes in ownership of the Common Stock with the SEC. Reporting persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the copies of reports that the Company received and written representations from its directors and officers, the Company believes that all filings required to be made under Section 16(a) for the fiscal year ended December 31, 2009 were timely made, except for the following: (i) Mr. McCarthy reported one late filing reflecting a grant of restricted shares; (ii) Mr. Peper reported one late filing reflecting the exercise of cash-settled restricted share units (which was an exempt transaction) and one late filing reflecting the expiration of cash-settled restricted share units; and (iii) Messrs. Cedro, DeBrock and L. Keith Vincent (the Company’s former Senior Vice President, Acquisitions and Land) each reported one late filing reflecting the expiration of cash-settled restricted share units.

CORPORATE GOVERNANCE

The Board of Directors

The Board’s leadership structure separates the Chief Executive Officer and Chairman of the Board of Directors positions, and the Chief Executive Officer reports to the Board. The Board does not have any policy with respect to the separation of the offices of the Chief Executive Officer and the Chairman of the Board. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue each time it elects a new Chief Executive Officer. The Board has determined that its current leadership structure provides an appropriate framework for the Board to provide independent, objective and effective oversight of management. The Board, however, may make changes to its leadership structure in the future as it deems appropriate.

The Board is responsible for the oversight of the Company and its business, including risk management. Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with our senior management. The Audit Committee has oversight responsibility for financial risk (such as accounting and finance), and also oversees compliance with and enforcement of the Company’s Corporate Code of Business Conduct and Ethics (the “Code”). The Compensation Committee oversees compliance with our compensation plans, and the Nominating & Governance Committee oversees compliance with our corporate governance practices. Each of the committees reports to the Board regarding the areas of risk it oversees.

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. The Company’s Corporate Governance Guidelines provide that directors are expected to attend regular Board meetings and the Annual Meeting of Stockholders in person and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During calendar year 2009, the Board of Directors held a total of 44 meetings, regular and special (40 meetings from January 1, 2009 until the Company’s exit from its Chapter 11 Reorganization and four meetings after the Company’s exit from its Chapter 11 Reorganization). All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and of the committees on which they served during the period. As Chairman of the Board of Directors, Mr. McCarthy presides at regularly scheduled executive sessions at which the Board of Directors meets without management participation.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the listing standards of the NYSE. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. In its review of director independence, the Board considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The Board has adopted categorical standards to assist it in making determinations of independence for directors, a copy of which is available on the Company’s website at www.eplweb.com.

Under the standards adopted by the Board, it has determined that each of Messrs. Buckner, Griffiths, McCarthy, Pully and Schwarz is independent. Additionally, the Board in place prior to the Company’s Chapter 11 Reorganization had previously determined that each of the following prior members of the Board who served during fiscal year 2009 was independent when he served as a director: John C. Bumgarner, Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Dr. Norman C. Francis, Robert D. Gershen, William R. Herrin, James R. Latimer, III and Bryant H. Patton.

The Audit Committee

The Board has a standing Audit Committee established in accordance with Section (3)(a)(58)(A) of the Exchange Act, the current members of which are Messrs. Buckner (Chairman), Pully and Schwarz. The Board, in its business judgment, has determined that each Audit Committee member is “independent,” as defined by the Company’s categorical standards on independence as well as the listing standards of the NYSE and the rules of the SEC applicable to audit committee members. Further, the Board, in its business judgment, has determined that Mr. Buckner and Mr. Pully each qualifies as an “audit committee financial expert” as described in Item 407(d)(5) of Regulation S-K. During fiscal year 2009, the Audit Committee held 10 meetings (eight meetings from January 1, 2009 until the Company’s exit from its Chapter 11 Reorganization and two meetings after the Company’s exit from its Chapter 11 Reorganization).

The Compensation Committee

The Board has a standing Compensation Committee, the current members of which are Messrs. Pully (Chairman), Buckner and Griffiths. The Compensation Committee has a charter under which its responsibilities and authorities include reviewing the Company’s compensation strategy, reviewing the performance of and approving the compensation for the senior management (other than the Chief Executive Officer), evaluating the Chief Executive Officer’s performance and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level. In addition, the Compensation Committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair. The Compensation Committee has the authority to delegate to its Chairman, any of its members or any subcommittee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. Furthermore, the Compensation Committee’s decisions regarding the compensation of senior management (other than the Chief Executive Officer) is made in consultation with the Chief Executive Officer. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined by NYSE listing standards. During fiscal year 2009, the Compensation Committee held 11 meetings (nine meetings from January 1, 2009 until the Company’s exit from its Chapter 11 Reorganization and two meetings after the Company’s exit from its Chapter 11 Reorganization).

Nominating & Governance Committee

The Board has a standing Nominating & Governance Committee, the current members of which are Messrs. Schwarz (Chairman), Griffiths and McCarthy. When seeking candidates for director, the Nominating & Governance Committee has a policy whereby it may solicit suggestions from incumbent directors, management, stockholders or others. The Nominating & Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source as long as the recommendations comply with the procedures for stockholder recommendations outlined in these proxy materials. In addition, the Nominating & Governance Committee has authority under its charter to retain a search firm for this purpose. After conducting an initial evaluation of a potential candidate, the Nominating & Governance Committee will interview that candidate if it believes such candidate might be suitable to be a director. The Nominating & Governance Committee may also ask the candidate to meet with management. If the Nominating & Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Nominating & Governance Committee selects each nominee based on the nominee’s skills, achievements and experience. The Nominating & Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management and a willingness to commit time and energy. As required by its charter, the Nominating & Governance Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board when identifying director nominees. During fiscal year 2009, the Nominating & Governance Committee did not hold a meeting.

Code of Ethics

The Company has adopted the Code, which applies to all directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. A copy of the Code is available on the Company’s website at www.eplweb.com. A copy of the Code is also available, at no cost, by writing to the Company’s Secretary at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. The Company will post on its website any waiver of the Code granted to any of its directors or executive officers promptly following the date of the amendment or waiver. No such waiver has ever been sought or granted.

Communications with Board of Directors

The Nominating & Governance Committee, on behalf of the Board, reviews letters from stockholders concerning the Company’s annual general meeting and governance process and makes recommendations to the Board based on such communications. Stockholders can send communications to the Board, none of which is a member of management, by mail in care of the Corporate Secretary at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it.

Website Access to Corporate Governance Documents

Copies of the charters for the Audit Committee, the Compensation Committee and the Nominating & Governance Committee, as well as the Company’s Corporate Governance Guidelines and the Code, which applies, among others, to the Company’s principal executive officer, principal financial officer and principal accounting officer, are available free of charge on the Company’s website at www.eplweb.com or by writing to

Investor Relations, Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. The Company will also post on its website any amendment to the Code and any waiver of the Code granted to any of its directors or executive officers to the extent required by applicable rules.

DIRECTOR COMPENSATION

General

The following table sets forth a summary of the compensation the Company paid to its directors, all of whom are non-employees, during the fiscal year ended December 31, 2009.

Director Compensation for the Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	All Other Compensation	Total
	($)	($)	($)	($)	($)
Charles O. Buckner	12,750	66,668	—	—	79,418
Scott A. Griffiths	9,000	66,668	—	—	75,668
Marc McCarthy(2)	4,000	80,001	—	—	84,001
Steven J. Pully(3)	122,000	66,668	—	—	188,668
John F. Schwarz	4,000	90,001	—	—	94,001
John C. Bumgarner, Jr.(4)	9,500	—	—	—	9,500
Jerry D. Carlisle(9)	122,750	—	—	—	122,750
Harold D. Carter(5)	11,000	—	—	—	11,000
Enoch L. Dawkins(6)	26,500	—	—	—	26,500
Dr. Norman C. Francis(7)	2,000	—	—	—	2,000
Robert D. Gershen(9)	95,500	—	—	—	95,500
William R. Herrin, Jr.(8)	8,000	—	—	—	8,000
James R. Latimer(9)	126,917	—	—	—	126,917
Bryant H. Patton(9)	102,000	—	—	—	102,000

(1)	Amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. The grant date fair value has been calculated using the assumptions disclosed in Note 15 in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These amounts reflect grant date fair values and do not correspond to the actual value that might be realized by the Directors. These amounts include an equity award of 8,692 shares per director with a grant date fair value of $7.67 per share, of which 4,346 remained unvested as of December 31, 2009. These amounts also include 1,515 and 2,651 shares with a grant date fair value of $8.80 per share for Messrs. McCarthy and Schwarz, respectively, representing fees that each director elected to receive in stock. See “Director Compensation Program” below for a description of the material features of these awards.
(2)	Mr. McCarthy’s cash fees and stock awards are paid to Wexford Capital.
(3)	Mr. Pully has elected to defer receipt of his stock awards pursuant to the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors. See “—Deferral Plan and Deferred Share Agreement” for a description of these provisions.
(4)	Mr. Bumgarner resigned from the Board in February 2009.
(5)	Mr. Carter resigned from the Board in February 2009.
(6)	Mr. Dawkins resigned from the Board in March 2009.
(7)	Mr. Francis resigned from the Board in February 2009. In 2009, Mr. Francis received $26,343 in annual retainer fees previously deferred and was reimbursed $3,776 for income tax liabilities incurred as a result of payment to him in 2008 of certain directors fees that he had previously elected to defer.
(8)	Mr. Herrin resigned from the Board in February 2009.
(9)	Pursuant to the Plan of Reorganization, the terms of Messrs. Carlisle, Gershen, Latimer and Patton were deemed to have ended as of the date of the Company’s exit from its Chapter 11 Reorganization in September 2009, and new members of the Board were deemed elected.

Director Compensation Program

Prior to the Company’s exit from its Chapter 11 Reorganization, the Compensation Committee had recommended to the Board of Directors, and the Board of Directors had approved, a compensation program (the “Pre-Reorganization Compensation Program”) for each non-employee director of the Company. The Pre-Reorganization Compensation Program included annual base compensation for each director of $20,000, plus an additional $2,000 in cash per Board meeting attended. Each director was also entitled to receive restricted share units and stock options with a ten-year term and an aggregate value determined annually based on the analysis and recommendation of the Company’s former independent compensation consultant, Frederick W. Cook & Co., Inc., each awarded in accordance with the Company’s 2000 Stock Incentive Plan for Non-Employee Directors. Pursuant to this plan, in fiscal years 2008, 2007, 2006 and 2005, each director received 3,375, 0, 6,500 and 5,000 stock options in each respective year, and each director received 6,000, 6,000, 3,000 and 2,000 restricted share units in each respective year. Each director who was a member of any committee of the Board (except the Audit Committee) was entitled to receive an additional $1,500 in cash per committee meeting attended. Audit Committee members were entitled to receive an additional $5,000 in cash per Audit Committee meeting attended. Additionally, the chairperson of the Audit Committee was entitled to receive an additional $15,000 per year, while the chairperson of any other committee of the Board was entitled to receive an additional $10,000 per year.

On November 6, 2009, the Compensation Committee of the Board of Directors approved a new compensation program (the “Director Compensation Program”) for each non-employee director of the Company. The Director Compensation Program includes annual cash compensation in the amount of $20,000. Each director who is a member of the Audit Committee of the Board is entitled to receive an additional $5,000 each year, and the chairperson of the Audit Committee is entitled to receive an additional $15,000 each year, while the chairperson of any other Board committee is entitled to $10,000 per year. Each such annual fee shall be payable in cash, shares of the Common Stock, or a combination thereof, at the election of each director.

The Director Compensation Program also provides for the annual grant of a stock award to each director with a market value of $100,000 (as measured on the date of the grant and prorated from the date of the grant, if applicable). Pursuant to the terms of the Director Compensation Program, one-half of each stock award vests immediately on the date of the grant, and the remaining one-half vests immediately prior to the next annual meeting of stockholders held after the grant date.

In addition to the annual fees above, each director will be entitled to $2,000 paid in cash for each Board meeting attended, $1,500 paid in cash for each meeting attended of the Compensation Committee or the Nominating & Governance or Audit Committees of the Board and $1,000 paid in cash for any other committee meeting attended.

The Director Compensation Program provides that for the period of service until the 2010 Annual Meeting, annual fees and stock awards will be prorated to eight months of service.

The Pre-Reorganization Compensation Program and the 2000 Stock Incentive Plan for Non-Employee Directors were each terminated pursuant to the Plan of Reorganization. However, any amounts set forth in the Director Compensation Table above for Messrs. Bumgarner, Carlisle, Carter, Dawkins, Francis, Gershen, Herrin, Latimer and Patton were awarded under the Pre-Reorganization Compensation Program. Additionally, any amounts set forth in the Director Compensation Table above that were awarded to Mr. Pully prior to the Company’s exit from its Chapter 11 Reorganization were awarded pursuant to the Pre-Reorganization Compensation Program, while any amounts that were awarded to Mr. Pully after September 21, 2009 were awarded pursuant to the Director Compensation Program.

Deferral Plan and Deferred Share Agreement

On November 6, 2009, the Compensation Committee adopted the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors (the “Deferral Plan”). The Deferral Plan was originally established on September 12, 2000 and first amended and restated effective as of July 17, 2003. The Deferral Plan is administered by the Compensation Committee and is available to all eligible Board members. Under the Deferral Plan, each eligible director may defer all or a portion of such director’s compensation and fees to either a future date or the date the individual ceases to be a director for any reason, at the election of such director. Such compensation and fees may be deferred in the form of cash or in the form of shares of the Common Stock, at the election of the director according to the deferral election options presented to the directors by the Compensation Committee on an annual basis. In the event that a director has elected to receive settlement of his or her account in the form of the Common Stock, all shares shall be granted pursuant to the Company’s 2009 Long Term Incentive Plan, as amended from time to time (the “2009 LTIP”).

The Deferral Plan is an unfunded plan, and each director’s deferred compensation and fees is credited to a bookkeeping account in the name of such director. Pursuant to the Deferral Plan, any portion of a director’s account to be settled in cash is credited during the deferral period with interest equivalents at the end of each calendar quarter at an interest rate determined by the Compensation Committee in its sole discretion. Any portion of the director’s account to be settled in the Common Stock is deemed to have been invested in the Common Stock on the day that such fees or compensation would have otherwise been paid to the director, and the shares track the value of the Common Stock during the whole of the deferral period.

In connection with the adoption of the Deferral Plan, the Compensation Committee also adopted the form of Director Deferred Share Agreement (the “Deferred Agreement”). The Deferred Agreement will be governed pursuant to the terms and conditions of the 2009 LTIP and the Deferral Plan, as applicable, including, but not limited to, the 2009 LTIP provisions regarding the Company’s repurchase rights and share adjustment provisions. The Deferred Agreement states the number of shares of the Common Stock to be deferred, the treatment of dividend equivalents on such shares of the Common Stock during the deferral period, the length of the deferral period and the vesting schedule for the shares of the Common Stock, where applicable. The Deferred Agreement restricts the transfer of any deferred shares of the Common Stock (other than by will or the laws of descent and distribution) to transactions between the director and the Company, or the director and an institutional investor of the Company that has designated the director to serve as a member of the Board.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the Company’s current executive officers:

Name	Age	Positions Held
Gary C. Hanna	52	Chief Executive Officer
John H. Peper	57	Executive Vice President, General Counsel and Corporate Secretary
David P. Cedro	42	Senior Vice President, Controller and Principal Accounting Officer
Tiffany J. Thom	37	Senior Vice President, Treasurer and Principal Financial Officer

Gary C. Hanna joined the Company in September 2009 as Chief Executive Officer. He has nearly 30 years of executive experience in the energy sector. From 2008 to 2009, Mr. Hanna served as President and Chief Executive Officer for Admiral Energy Services, a start-up company focused on the development of offshore energy services. From 1999 to 2007, Mr. Hanna served in various capacities at an international oil and gas services production company, Tetra Technologies, Inc., including serving as Senior Vice President from 2002 to 2007. Prior to 2002, Mr. Hanna served as President and Chief Executive Officer for Tetra’s affiliate, Maritech Resources, Inc., and as President of Tetra Applied Technologies, Inc., another Tetra affiliate. From 1996 to 1998, Mr. Hanna served as the President and Chief Executive Officer for Gulfport Energy Corporation, a public oil and gas exploration company. From 1995 to 1998, he also served as the Chief Operations Officer for DLB Oil & Gas, Inc., a mid-continent exploration public company. From 1982 to 1995, Mr. Hanna served as President and Chief Executive Officer of Hanna Oil Properties, Inc., a company engaged in the development of mid-continent oil and gas prospects. On April 6, 2009, Mr. Hanna and an ad hoc committee of the Company’s senior unsecured noteholders (the “Ad Hoc Committee”) entered into a consulting agreement whereby Mr. Hanna was retained to provide certain advisory services to the Ad Hoc

Committee. On June 7, 2009, Mr. Hanna and the Ad Hoc Committee’s successor-in-interest, the Official Committee of Unsecured Noteholders (the “Noteholders Committee”), as the Bankruptcy Court’s appointed representative of the Company’s unsecured noteholders, entered into an amendment to Mr. Hanna’s consulting agreement (the “Amendment”) in which Mr. Hanna and the Noteholders Committee agreed to use a non-binding term sheet attached to the Amendment as the basis for the preparation of an employment agreement (the “Employment Agreement”) pursuant to which the Company would hire Mr. Hanna as Chief Executive Officer of the Company upon the Company’s exit from its Chapter 11 Reorganization. According to the terms of the Amendment, the Company’s hiring of Mr. Hanna as Chief Executive Officer of the Company was subject to the Bankruptcy Court’s approval of the Plan of Reorganization and the execution of a definitive Employment Agreement between the Company and Mr. Hanna. Mr. Hanna and the Company executed the Employment Agreement on October 1, 2009.

John H. Peper joined the Company in January 2002 as Executive Vice President, General Counsel and Corporate Secretary. Prior to joining the Company, Mr. Peper was Senior Vice President, General Counsel and Secretary of Hall Houston Oil Company (“HHOC”) since February 1993. Mr. Peper also served as a director of HHOC from October 1991 until the Company acquired HHOC in January 2002. For more than five years prior to joining HHOC, Mr. Peper was a partner in the law firm of Jackson Walker, L.L.P., where he continued to serve in an of counsel capacity through 2001.

David P. Cedro joined the Company in October 2008 as its Vice President, Controller and principal accounting officer. In September 2009, Mr. Cedro was appointed to be a Senior Vice President of the Company. Immediately prior to joining the Company, he was Corporate Controller for Bayou Steel, LLC, a steel manufacturing company acquired by ArcelorMittal, SA in 2008. From March 2003 to March 2008, Mr. Cedro held various positions with The Shaw Group Inc., a Fortune 500 public company and global provider of engineering and construction, procurement and construction management services to a broad range of industrial clients: Vice President — Financial Reporting (October 2004 to March 2007, August 2007 to March 2008); Vice President and Chief Financial Officer — Power Group (March 2007 to August 2007); and Vice President and Controller — Engineering, Construction and Maintenance Segment (March 2003 to October 2004). Prior to joining The Shaw Group Inc., Mr. Cedro was a Senior Manager with Ernst & Young LLP after serving in Big 4 audit practices from 1992 to 2003. He is a Certified Public Accountant in the State of Louisiana and holds a B.S. and M.S. in Accounting from the University of New Orleans.

Tiffany J. Thom joined the Company as a senior asset management engineer in October 2000, and has since held various positions with the Company: Director of Corporate Reserves (September 2001 to March 2006), Director of Investor Relations (April 2006 to June 2008) and Vice President, Treasurer and Director of Investor Relations (July 2008 to June 2009). In July 2009, she was designated as the Company’s principal financial officer, and, in September 2009, she was appointed to be a Senior Vice President. Prior to joining the Company, Ms. Thom was a senior reservoir engineer with Exxon Production Company and ExxonMobil Company and held operational roles, including reservoir engineering and subsurface completion engineering, for numerous offshore Gulf of Mexico properties. Ms. Thom holds a B.S. in Engineering from the University of Illinois and a M.B.A. in Management with a concentration in Finance from Tulane University.

EXECUTIVE COMPENSATION

Compensation Philosophy

General.  The Company’s compensation philosophy is to reward performance with competitive compensation in order to attract and retain highly qualified executives and to motivate them to maximize stockholder return. The Company’s executive compensation program is designed to provide overall competitive fixed and incentive-based pay levels that vary based on the achievement of company-wide performance objectives and individual performance.

In establishing corporate and individual performance objectives, the Company uses metrics that it believes investors use in determining whether to purchase the Company’s stock: discretionary cash flow, managing general and administrative expenses and lease operating expenses efficiently, growth of oil and gas reserves at economic finding and development costs, return on equity, and achievement of high standards in health, safety and environmental stewardship. As a result, compensation is driven by the achievement of the same or similar results the Company believes its investors are looking for.

Market Compensation Data.  The Compensation Committee compares each element of total compensation against a group of publicly-traded energy companies (collectively, the “Peer Group”). The Peer Group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that the Compensation Committee believes are reference points, primarily because the Company competes for employees and stockholder investment. However, the Compensation Committee recognizes that some of the companies in the Peer Group may be larger than the Company or have compensation philosophies tailored to those companies’ specific circumstances. Therefore, the Peer Group comparison is used by the Compensation Committee as a general guide to evaluate the competitiveness of the Company’s compensation policies, rather than as a benchmark according to which the Company establishes its varying levels of compensation.

The Company’s current Peer Group consists of the following companies:

•	ATP Oil & Gas Corporation
•	Contango Oil & Gas Company
•	Energy XXI (Bermuda) Limited
•	Mariner Energy, Inc.
•	McMoRan Exploration Co.
•	PetroQuest Energy, Inc.
•	Stone Energy Corporation
•	W&T Offshore, Inc.

In accordance with the philosophy outlined above, a significant percentage of total compensation is allocated to incentives. However, there is no official policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Income from incentive compensation is typically realized as a result of the performance of the Company and/or the individual, depending on the type of award, compared to established goals.

Senior Executive Review Process.  The Board, including members of the Compensation Committee, retains responsibility for the selection, evaluation and determination of compensation of the Chief Executive Officer. Because of the importance of retaining a well-qualified Chief Executive Officer to lead the Company successfully after its recent emergence from its Chapter 11 Reorganization, the Board made the determination that the Company should enter into an Employment Agreement, dated October 1, 2009, with Mr. Hanna. The Board’s decisions relating to salary levels, bonus awards and equity grant amounts for Mr. Hanna in accordance with his Employment Agreement reflect the Board’s views as to the broad scope of responsibilities of Mr. Hanna and the Board’s subjective assessment of Mr. Hanna’s impact on the Company’s overall success.

The Compensation Committee, at the recommendation of Mr. Hanna, conducts an annual review of the base salary, bonus and equity awards made to each executive officer. In each case, the Compensation Committee takes into account the executive’s scope of responsibilities and experience and balances these against competitive compensation levels, including retention requirements and succession planning with respect to each executive. Mr. Hanna makes recommendations regarding compensation for each executive officer based on an evaluation of each executive’s contribution and performance, strengths, weaknesses, development plans and succession potential.

Components of Senior Executive Compensation.  The primary elements of annual compensation for senior executives are base salary, bonuses (which can be in the form of cash, stock or a combination of both) and equity awards. Each component is evaluated in the context of individual and Company performance, as well as competitive conditions. In determining competitive compensation levels, the Company analyzes data from the Peer Group, as well as other information regarding the general oil and gas exploration and production industry. Senior executives also receive other forms of compensation, including various benefit plans made available to all of the Company’s employees, but these are not independently evaluated in connection with the annual determination of senior executive compensation. With the exception of Mr. Hanna, none of the Company’s executive officers has an employment agreement.

Base Salary.  The Compensation Committee, based on the recommendations of Mr. Hanna, determines base salaries for executive officers other than Mr. Hanna by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive market for similar management talent. The Compensation Committee’s salary review process includes a comparison of base salaries for comparable positions at companies of similar type, size and financial performance.

Bonuses.  All executives, including Mr. Hanna, are eligible to receive a bonus tied directly to the Company’s achievement of financial, operational, and strategic objectives and the executive’s personal performance. Bonuses are determined by the Compensation Committee on an annual basis, and individual target bonus potentials are established at the beginning of each fiscal year. For the fiscal year ending December 31, 2010, the Compensation Committee established a bonus program with (i) target bonuses based on a percentage of base salary, (ii) job-specific individual performance goals for the top five senior executives and (iii) a supplemental discretionary bonus of up to an additional 25% of the target bonus percentage if the Company’s discretionary cash flow exceeds $180 million. The bonus program bases executive bonuses on management’s achievement during the fiscal year, based on quantifiable metrics that are specific to the roles performed by the particular executive officer, such as health, safety and environmental metrics for operational officers. Each executive officer’s bonus is also determined based upon the Company’s achievement of corporate objectives common in the oil and gas industry: (i) growth in discretionary cash flow, measured by the Company’s EBITDAX (earnings before interest, taxes, depreciation, amortization and exploration expenses), of at least $177 million, (ii) general and administrative expenses per barrel of oil equivalent (“BOE”) of not more than $3.05 per BOE, (iii) lease operating expenses of not more than $10.61 per BOE and (iv) growth of oil and gas reserves at finding and development costs of not more than $9.80 per BOE. The performance of each executive is discussed with such executive during semi-annual performance reviews. With respect to the bonuses for executives other than Mr. Hanna, the Compensation Committee takes into account Mr. Hanna’s recommendations, as well as the Compensation Committee’s own evaluation of the performance of those executives.

Equity Awards.  The Company’s equity compensation program for senior executive employees includes two forms of long-term incentives: restricted stock and stock options. Award size and frequency are based on each executive’s demonstrated level of performance and Company performance over time. The Compensation Committee annually reviews award levels to ensure their competitiveness. In making individual awards, the Compensation Committee, or the Board, in the case of Mr. Hanna’s equity awards, considers industry practices, the recent performance of each executive, the value of the executive’s previous awards and the Company’s views on executive retention and succession.

Equity Award Mechanics.  Equity awards are granted pursuant to the 2009 LTIP. Awards are made by the Board, at the recommendation of the Compensation Committee, in the case of Mr. Hanna, and by the Compensation Committee, at the recommendation of Mr. Hanna, in the case of all other executive officers. Awards typically fall into two categories: annual awards, which are made in January, and new hire and promotion awards, which are made on the date of hire or promotion. The Board or the Compensation Committee may make grants at other times, in their discretion, in connection with employee retention or otherwise.

All stock option awards have a per share exercise price at least equal to the closing price of the Common Stock on the grant date. Stock option awards and restricted stock awards vest upon the passage of time.

Deferred Compensation and Retirement Plans.  The Company does not have a deferred compensation program for its executive officers, pension benefits, a retirement plan, or any type of post-retirement healthcare plan.

Perquisites and Other Benefits.  The Company annually reviews the perquisites that senior executives receive. In general, such perquisites are limited. Other than as described in the Summary Compensation Table below, the Company’s senior executives receive no benefits that are not otherwise available to all of its employees.

Severance Plan and Change of Control Plans.  Our Change of Control Severance Plan for certain designated officers and employees of the Company, effective as of March 24, 2005 (as amended from time to time, the “COC Plan”), is designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We believe that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. As explained more fully below in “—Narrative Disclosure to Summary Compensation Table,” the COC Plan provides certain cash payments and other benefits to eligible employees if, under certain circumstances, such employees’ employment is terminated following a change of control. The Compensation Committee is responsible for administering these policies and the COC Plan. The Company does not provide any executive officer with a gross-up payment for any taxes that may be assessed against any compensation paid to such executive officer, including any income taxes or any excise tax under Section 4999 of the Internal Revenue Code of 1986.

Regulatory Considerations.  It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code of 1986. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). For fiscal year 2009, none of the Company’s executive officers received compensation in excess of $1 million.

Summary Compensation Table

The following table summarizes, with respect to the Company’s Named Executive Officers, information relating to the compensation earned for services rendered in all capacities.

Summary Compensation Table for the Year Ended December 31, 2009

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)
Gary C. Hanna(5) Chief Executive Officer	2009	112,308	117,780	—	168,900	—	147,857	546,845
	2008	—	—	—	—	—	—	—

Alan D. Bell(6) Former Chief Restructuring Officer	2009	—	—	—	—	—	355,943	355,943
	2008	—	—	—	—	—	—	—

Richard A. Bachmann(7) Former Chairman and Chief Executive Officer	2009	109,375	—	—	—	—	121,489	230,864
	2008	525,000	—	—	2,375,000	—	21,694	2,921,694

John H. Peper(8) Executive Vice President, General Counsel and Corporate Secretary	2009	275,000	27,000	—	—	—	295,440	597,440
	2008	275,000	—	668,561	229,126	—	17,700	1,190,387

Stephen D. Longon(9) Former Executive Vice President and Chief Operating Officer	2009	246,064	—	—	—	—	360,631	606,695
	2008	288,307	—	488,807	167,524	60,000	16,364	1,021,001

Thomas D. DeBrock(10) Senior Vice President, Geosciences	2009	270,000	—	—	—	—	78,602	348,602
	2008	270,000	120,000	488,807	167,524	—	15,892	1,062,223

(1)	Amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718, Stock Compensation. The grant date fair value was calculated using the assumptions disclosed in Note 15 in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These amounts reflect grant date fair values and do not correspond to the actual value that might be realized by the Named Executive Officers. See “—Narrative

Disclosure to Summary Compensation Table” below for a description of the material features of these awards. Each of the awards represented by the amounts set forth in this column for fiscal year 2008 was awarded to the applicable Named Executive Officer pursuant to compensation plans that were terminated as a result of the Company’s Chapter 11 Reorganization. The awards to Messrs. Longon and DeBrock each consisted of 13,552 stock-settled restricted share units and 32,649 cash-settled restricted share units. Mr. Peper’s award consisted of 18,536 stock-settled restricted share units and 44,655 cash-settled restricted share units. At the date of the Company’s Chapter 11 Reorganization, the unvested portion of the stock-settled restricted share awards were deemed vested in full as shares of the Company’s Old Common Stock. Pursuant to the Plan of Reorganization, 100% of the outstanding shares of Old Common Stock were exchanged for an aggregate of approximately 5% of the Company’s Common Stock. The unvested portion of the cash-settled restricted share units were surrendered pursuant to settlement agreements with each of the applicable Named Executive Officers.
(2)	Amounts in this column reflect the aggregate grant date fair value of the awards computed in accordance with ASC Topic 718, Stock Compensation. The grant date fair value was calculated using the assumptions disclosed in Note 15 in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These amounts reflect grant date fair values and do not correspond to the actual value that might be realized by the Named Executive Officers. See “—Narrative Disclosure to Summary Compensation Table” below for a description of the material features of these awards. Each of the awards represented by the amounts set forth in this column for fiscal year 2008 was awarded to the applicable Named Executive Officer pursuant to compensation plans that were terminated as a result of the Company’s Chapter 11 Reorganization. Pursuant to the Plan of Reorganization, the unvested portion of these awards was deemed fully vested and then cancelled, except for the unvested portion of Mr. Bachmann’s award, which was cancelled in connection with his resignation in March 2009.
(3)	Amounts reflected in this column were paid pursuant to the Company’s incentive compensation plan as described under “—Narrative Disclosure to Summary Compensation Table” below. This incentive compensation plan was terminated as part of the Plan of Reorganization.
(4)	Amounts reflected in this column represent the dollar value of term life insurance premiums paid by the Company for the benefit of the Named Executive Officers, the dollar value of the company match to the Company’s 401(k) Plan on the employees’ behalf and payments made to certain Named Executive Officers pursuant to severance or other arrangements (if applicable) or in connection with the Company’s Chapter 11 Reorganization as described in “—Narrative Disclosure to Summary Compensation Table” below. For 2009, (a) the life insurance premiums for Messrs. Hanna, Bachmann, Peper, Longon and DeBrock were $423, $1,568, $2,580, $1,139 and $882, respectively; and (b) the value of the 401(k) match for Messrs. Hanna, Bachmann, Peper, Longon and DeBrock were $6,000, $0, $16,500, $8,250 and $16,200, respectively. See Notes (7), (8), (9) and (10) for amounts related to severance and other arrangements.
(5)	Mr. Hanna became Chief Executive Officer of the Company in September 2009. From March 26, 2009 until his election as Chief Executive Officer, Mr. Hanna served as a consultant to the Ad Hoc Committee and the Noteholders Committee. In Mr. Hanna’s role as a consultant, he received from the Company $140,954 in consulting fees, which are included in the “All Other Compensation” column.
(6)	Alan Bell served as the Company’s Chief Restructuring Officer from March 15, 2009 until the Company’s exit from its Chapter 11 Reorganization on September 21, 2009. Although Mr. Bell did not have the title of Chief Executive Officer, he was the principal executive officer of the Company during this period.
(7)	Mr. Bachmann resigned in March 2009. Amounts reflected for fiscal year 2009 in the “All Other Compensation” column include severance pay of $110,000 and unused vacation pay of $9,591 that were paid in connection with Mr. Bachmann’s resignation from the Company in March 2009. Not included in the table is $1,776, the value realized on vesting in 2009 of 5,549 stock-settled restricted share units granted in 2006, and a payment of $10,729 related to cash-settled restricted stock units granted in 2007.
(8)	Amounts reflected for fiscal year 2009 in the “All Other Compensation” column include $275,000 paid in connection with the Company’s Chapter 11 Reorganization as described under “— Actions During 2009” below. Not included in the table is $6,709, the value realized on vesting in 2009 of 20,547 stock-settled restricted share units granted from 2006 through 2008, and payments totaling of $2,490 related to cash-settled restricted stock units granted in 2007 and 2008.

(9)	Mr. Longon became an executive officer in February 2008. Mr. Longon resigned from the Company effective as of September 21, 2009. Amounts reflected for fiscal year 2009 in the “All Other Compensation” column include $340,000 paid in connection with the Company’s Chapter 11 Reorganization as described under “— Actions During 2009” below. Not included in the table is $8,491, the value realized on vesting in 2009 of 23,552 stock-settled restricted share units granted during 2007 and 2008, and a payment of $1,197 related to cash-settled restricted stock units granted in 2008.
(10)	Mr. DeBrock became an executive officer in August 2007. The Company entered into an agreement with Mr. DeBrock on November 29, 2007, pursuant to which the Company agreed to pay Mr. DeBrock $120,000 in cash on December 1, 2007 and on December 1 of each of the four succeeding years provided that Mr. DeBrock remained employed by the Company through the applicable payment date. The payment received by Mr. DeBrock in 2008 is reflected in the Bonus column of the Summary Compensation Table above. In July 2009, as part of the Company’s Chapter 11 Reorganization and in accordance with an order of the Bankruptcy Court, the Company entered into a settlement agreement with Mr. DeBrock that terminated this agreement. Mr. DeBrock resigned from the Company on January 29, 2010. Not included in the table is $16,731, the value realized on vesting in 2009 of 48,885 stock-settled restricted share units granted from 2005 through 2008, and a payment of $1,197 related to cash-settled restricted stock units granted in 2008.

Narrative Disclosure to Summary Compensation Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the “—Summary Compensation Table” above.

Bonuses

On April 5, 2010, Mr. Hanna received a bonus for fiscal year 2009 of $117,780, payable in 6,013 shares of the Common Stock (and $36,063.33 in cash as the amount required to satisfy applicable income tax withholding requirements on the shares of the Common Stock) pursuant to the Employment Agreement dated October 1, 2009, between Mr. Hanna and the Company.

On January 5, 2010, Mr. Peper received a bonus for fiscal year 2009 of $27,000, paid in 1,821 shares of the Common Stock and $10,793 in cash pursuant to the 2009 LTIP. Mr. Peper did not receive a bonus for fiscal year 2008.

Mr. DeBrock received a cash payment of $120,000 in fiscal year 2008 pursuant to the terms of an employment agreement that was terminated in July 2009 in accordance with an order of the Bankruptcy Court as part of the Company’s Chapter 11 Reorganization. See Note 10 to the Summary Compensation Table above.

Messrs. Bachmann and Longon did not receive bonuses during fiscal year 2008; however, Mr. Longon received a cash award under the Company’s Annual Cash Bonus Incentive Plan for fiscal year 2008, respectively, as further described under the caption “—Non-Equity Incentive Plan Compensation” below.

Stock Awards

Pursuant to the Company’s 2006 Long Term Incentive Plan (the “2006 LTIP”), the Company awarded stock-settled restricted share units and cash-settled restricted share units to the Company’s Named Executive Officers in 2008. The 2006 LTIP was terminated pursuant to the Company’s Chapter 11 Reorganization. In connection with the Chapter 11 Reorganization, the stock-settled restricted share units became fully vested and shares of Old Common Stock were issued therefor. Pursuant to the Plan of Reorganization, 100% of the outstanding shares of Old Common Stock were exchanged for an aggregate of approximately 5% of the Company’s Common Stock. Each of the Named Executive Officers holding cash-settled restricted share unit awards issued pursuant to the 2006 LTIP surrendered any and all rights to such awards pursuant to a Settlement Agreement (as defined below).

Option Awards

In 2009, pursuant to Mr. Hanna’s Employment Agreement and in accordance with the 2009 LTIP, the Company awarded stock options to Mr. Hanna.

Pursuant to the 2006 LTIP, the Company awarded stock options and stock appreciation rights to certain of the Company’s Named Executive Officers in 2008. As described above, all stock options outstanding under the 2006 LTIP were deemed fully vested and, unless exercised in accordance with the 2006 LTIP, were then cancelled pursuant to the Plan of Reorganization. Any holders of stock options that exercised such stock options in accordance with the 2006 LTIP received shares of Old Common Stock upon such exercise. Pursuant to the Plan of Reorganization, 100% of the outstanding shares of Old Common Stock were exchanged for an aggregate of approximately 5% of the Company’s Common Stock. Any stock appreciation rights granted to any Named Executive Officer in 2008 or 2009 were cancelled pursuant to the Plan of Reorganization, except for the unvested portion of Mr. Bachmann’s award which was cancelled in connection with his resignation in March 2009.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation set forth in the “—Summary Compensation Table” above reflects annual cash incentive bonus compensation under the Company’s annual cash incentive bonus program. Compensation was earned under this program based upon the achievement of pre-established performance targets. This annual cash incentive bonus program was terminated as part of the Company’s Chapter 11 Reorganization.

Employment Agreements

Under the Employment Agreement dated October 1, 2009, the Company’s new Chief Executive Officer, Mr. Hanna, is entitled to a base salary (“Base Salary”) at an annual rate, to be determined by the Board, of not less than $400,000 per year and shall be entitled to receive, in addition to his Base Salary, an annual bonus (each, an “Annual Bonus”) awarded at the discretion of the Board upon recommendation of the Compensation Committee based upon Mr. Hanna’s performance and paid in a grant of the Common Stock. Mr. Hanna’s target Annual Bonus for each year is between 25% and 125% (inclusive) of his Base Salary in effect for the calendar year to which such Annual Bonus relates. For any partial year of employment, the amount of such Annual Bonus is prorated for the portion of the year that Mr. Hanna was in the employ of the Company.

Pursuant to his Employment Agreement and the 2009 LTIP, on September 30, 2009, Mr. Hanna was granted an option to purchase 68,116 shares of the Common Stock, which was memorialized in an option award agreement dated as of October 1, 2009 (the “Option Agreement”). The terms of the Option Agreement provide for an exercise price equal to $10.00 per share. The closing price of the Common Stock on the NYSE on September 30, 2009 was $7.46 per share. The option vests ratably on a monthly basis over a 36-month period from the date of grant. However, the vesting for the first six months of the vesting period (the “Initial Period ”) is deferred until the end of the Initial Period and any remaining unvested portion vests ratably on a monthly basis over the remainder of the 36-month vesting period, subject to the executive remaining continuously employed. Vested stock options under the Option Agreement expire 30 months following the applicable vesting date of such stock options. Upon a change of control (as defined in the 2009 LTIP), all remaining unvested stock options under the Option Agreement automatically vest and remain exercisable for a period of not less than 30 months following a change of control.

Under the Company’s offer letter to Mr. Longon dated June 11, 2007, Mr. Longon was entitled to an annual base salary of $224,000. Mr. Longon also received a sign-on bonus of $50,000, an option with a 10-year term to purchase 10,000 shares of the Old Common Stock as it existed at the time (i.e., prior to the Chapter 11 Reorganization), which vested ratably over three years at an exercise price equal to the closing price of such Old Common Stock on the date of the grant and 10,000 cash-settled restricted share units which vested on the third anniversary of the date his employment commenced. Mr. Longon’s annual bonus target was 25% of base pay. Pursuant to the Plan of Reorganization, this offer letter was terminated and the stock options described above were deemed fully vested and were then cancelled since they were not exercised. Mr. Longon resigned from the Company effective as of September 21, 2009.

The Company entered into an agreement with Mr. DeBrock on November 29, 2007, pursuant to which the Company agreed to pay Mr. DeBrock $120,000 in cash on December 1, 2007 and on December 1 of each of the four succeeding years provided that Mr. DeBrock remained employed by the Company through the applicable payment date. As described in more detail below under “—Potential Payments Upon Termination or Change of Control,” the Company entered into a settlement agreement with Mr. DeBrock in July 2009 in which Mr. DeBrock surrendered his rights to receive future such cash payments under the agreement in exchange for a general unsecured claim against the Company in the amount of $60,000, which amount was paid by the Company pursuant to the Plan of Reorganization. In connection with Mr. DeBrock’s January 29, 2010 resignation, the Company paid him a termination payment of $50,000 and a payment for accrued vacation time of $2,207.

The Company does not have employment agreements with any of the other Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the Company’s Named Executive Officers.

Outstanding Equity Awards as of December 31, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				($)		(#)	($)	(#)	($)
Richard A. Bachmann	—	—		—	—	—	—	—	—
Alan Bell	—	—		—	—	—	—	—	—
Gary C. Hanna	—	68,116	(1)	$10.00	04/01/2015	—	—	—	—
Thomas D. DeBrock	—	—		—	—	—	—	—	—
Stephen D. Longon	—	—		—	—	—	—	—	—
John H. Peper	—	—		—	—	—	—	—	—

(1)	Represents the underlying option shares for unexercisable stock options that were granted on September 30, 2009. The option vests ratably on a monthly basis over a 36-month period from the date of grant; provided, however, that the vesting for the Initial Period is deferred until the end of the Initial Period and any remaining unvested portion vests ratably on a monthly basis over the remainder of the 36-month vesting period, subject to the executive remaining continuously employed. Vested stock options under the Option Agreement expire 30 months following the applicable vesting date of such stock options.

Potential Payments Upon Termination or Change of Control

The Company has certain arrangements in place under which certain of its Named Executive Officers, including Messrs. Hanna and Peper, would be eligible to receive certain benefits if their employment with the Company terminates or if a change of control of the Company occurs.

Payments Upon a Change of Control

The COC Plan makes certain designated officers and employees of the Company (“Participants”) eligible to receive certain cash payments and other benefits in certain circumstances following a change of control of the Company. The COC Plan may be amended or terminated by the Board of Directors in its sole discretion prior to the occurrence of a change of control of the Company. Of the Company’s Named Executive Officers, Mr. Hanna and Mr. Peper are Participants in the COC Plan.

The COC Plan provides that upon a change of control, all equity awards granted to Participants will become fully vested, all stock options and share appreciation rights will become fully exercisable, and all restrictions on restricted shares and restricted share units will lapse. With respect to performance shares or other awards contingent on the satisfaction of performance measures, the performance cycle will end upon the change of control, and the Participant will vest in the number of shares that the Participant would have earned if the performance cycle had ended as of the end of the period covered by the most recently issued year-end financial statement, plus such additional number of shares or units as the Compensation Committee shall determine in respect of any period of the performance cycle not covered by such year-end statement. Upon a change of control, a Participant receives the benefits described in this paragraph regardless of whether the Participant’s employment is terminated.

The COC Plan provides that, if a Participant’s employment with the Company terminates within one year of a change of control of the Company (either by the Company without cause, or by the Participant for good reason), the Participant will be eligible to receive certain severance benefits. These benefits are awarded based on the Participant’s Designated Multiple (as defined in the COC Plan). If a Participant’s employment is terminated, that Participant is entitled to receive a cash payment within 30 days of termination in an amount equal to (a) that Participant’s Designated Multiple, multiplied by (b) the sum of that Participant’s (i) base salary for the year of termination, plus (ii) subject to adjustment prior to 2012 in the manner described below, average annual bonus for the three preceding years. In addition, the Participant is entitled to receive the same level of medical, dental and life insurance benefits for a certain period following the date of termination (the “Designated Period”) as that Participant was receiving immediately prior to the date of termination. Furthermore, if a Participant has not yet received a bonus under the Company’s annual bonus plan for the calendar year preceding the calendar year of termination of the Participant’s employment, the Participant shall receive a bonus for that calendar year in an amount equal to the Participant’s target bonus.

Under the COC Plan, a Participant may have a Designated Multiple of 1.0, 1.5, 2.0 or 2.5, as determined by the Compensation Committee. The Designated Multiples for Messrs. Hanna and Peper are 2.5 and 2.0, respectively. The COC Plan provides that the Designated Period is 12 months for Participants with a Designated Multiple of 1.0, and 18 months for Participants with a Designated Multiple of 1.5, 2.0 or 2.5. Even though the COC Plan generally provides for the payment of a bonus to Participants based on average annual bonus for the three preceding years, the Compensation Committee and the Board concluded that the actual three-year average should not be used until 2012 because of recent changes to the manner in which the Company determines the bonuses of its officers and senior employees. Instead, if the calculation of the three-year average would have otherwise required the inclusion of a bonus for 2007, 2008 or 2009, the bonus for such year is replaced in the calculation with 50% of the Participant’s target bonus.

If any payments under the COC Plan are subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, payments to the Participant will be reduced until no amount payable to the Participant would constitute an “excess parachute payment,” provided that no such reduction will be made if the net after-tax payment to which the Participant would otherwise be entitled without such reduction would be greater than the net after-tax payment, in each case, after taking into account federal, state, local or other income and excise taxes, to the Participant resulting from the receipt of such payments with such reduction.

Additionally, with respect to any awards granted to participants under the 2009 LTIP, in the case of a change of control of the Company, the Compensation Committee, in its sole discretion without the approval or consent of any holder of an award, may (i) accelerate the time at which any award may be exercised; (ii) require the mandatory surrender to the Company by selected holders of some or all of the outstanding awards held by such holders, before or after the change of control, in which the Compensation Committee will cancel such awards and pay to the holder thereof a cash payment; (iii) make adjustments to the terms of outstanding awards; or (iv) remove any restrictions or portions thereof associated with such awards.

For purposes of the COC Plan and awards under the 2009 LTIP, a “change of control” generally includes any of the following events: (1) an acquisition by any person of 25% or more of the securities entitled to vote in the election of directors, (2) the current directors, or their approved successors, no longer constitute a majority of the Board, (3) a merger or similar transaction is consummated which results in the holders of the Common Stock owning 50% or less of the surviving or transferee entity’s securities entitled to vote generally in the election of directors, or (4) approval of a plan of liquidation or disposition of all or substantially all of the Company’s assets. A termination for “cause” includes an individual’s termination due to a conviction of a felony, dishonesty, failure to perform duties, insubordination, theft, wrongful disclosure of confidential information, undisclosed conflicts of interest, violation of the Company’s employee policies, or competing with the Company for personal benefit. “Good reason” may exist if the Company reduces an individual’s base salary, eliminates or significantly reduces a material benefit under any of its employee benefit plans, takes away an individual’s titles or positions or significantly reduces the individual’s duties and responsibilities, or requires the individual to relocate to an office which is more than 35 miles driving distance from the office at which the Participant is employed immediately prior to the applicable change of control event.

The COC Plan was amended effective as of April 29, 2009 to modify the definition of a change of control. The events that generally constitute a change of control were not changed, but due to the Company’s unique financial situation pending the Company’s Chapter 11 Reorganization, the Board determined that various transactions related to the Company’s filing should not trigger the change of control definition in the COC Plan. Therefore, the Board amended the definition of change of control to expressly exclude the filing of a voluntary petition for bankruptcy, an exit from bankruptcy, or any transaction related to the Company’s filing for bankruptcy. Consequently, no events relating to the Company’s Chapter 11 Reorganization trigger the two-year protection period that otherwise immediately follows a change of control under the COC Plan.

Payments Upon Certain Terminations of Employment

Pursuant to Mr. Hanna’s Employment Agreement, upon termination of Mr. Hanna’s employment by the Company for “cause” (as defined below) or by Mr. Hanna without “good reason” (as defined below), Mr. Hanna is entitled to receive: (i) the amount of his Base Salary through the date of termination; (ii) any Annual Bonus earned but unpaid as of the date of termination for any fiscal year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred by him prior to the date of termination in accordance with his Employment Agreement; and (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law.

Upon termination of Mr. Hanna’s employment by the Company in an involuntary termination (i.e., without cause) or by Mr. Hanna for good reason, or upon Mr. Hanna’s death or disability, Mr. Hanna is entitled to receive: (i) his Base Salary through the date of termination; (ii) any Annual Bonus earned but unpaid as of the date of termination for any fiscal year completed prior to the date of termination; (iii) reimbursement of any unreimbursed business expenses properly incurred by him prior to the date of termination in accordance with his Employment Agreement; (iv) such other employee benefits, if any, as to which he may be entitled pursuant to the terms governing such employment benefits and any applicable law; (v) a severance amount equal to his aggregate Base Salary for the lesser of (i) six months and (ii) the remainder of the term of his Employment Agreement (the “Severance Period”); and (vi) for the duration of the Severance Period, Mr. Hanna, his spouse and his dependents shall be entitled to continuation coverage under the Company’s group medical, dental and vision insurance plans comparable to the level of coverage in effect at the time of termination, provided he, his spouse and such dependents were enrolled in such plans immediately prior to his termination. Mr. Hanna is not entitled to receive duplicative or overlapping change of control benefits under his Employment Agreement and the COC Plan.

For the purposes of Mr. Hanna’s Employment Agreement, “cause” means (i) Mr. Hanna’s material breach of the Employment Agreement, (ii) Mr. Hanna’s willful failure to perform his required duties and responsibilities (if such failure to perform has not been cured within ten business days following receipt of notice from the Company), (iii) Mr. Hanna’s indictment for, or conviction of (A) a misdemeanor involving fraud, dishonest or moral turpitude or (B) any felony, (iv) dishonesty on the part of Mr. Hanna directly related to the performance of his duties, (v) Mr. Hanna’s wrongful and intentional disclosure of confidential information, (vi) a conflict of interest on the part of Mr. Hanna that is undisclosed and not approved by the Board, (vii) Mr. Hanna’s material violation of any Company policy applicable to all employees that materially and adversely affects the Company (if such material violation has not been cured within ten business days following receipt of notice from the Company) or (viii) Mr. Hanna’s engaging in any manner, directly or indirectly, in a business that competes with the business of the Company, unless first disclosed to and approved by the Board in all material respects. “Good reason” means the occurrence of any of the following: (i) the Company’s material breach of the Employment Agreement, (ii) a material reduction in Mr. Hanna’s Base Salary, (iii) a material diminution in Mr. Hanna’s authority, duties or responsibilities that are normally associated with the position of Chief Executive Officer, (iv) a requirement by the Company that Mr. Hanna be required to relocate outside of New Orleans or Houston, or (v) a change of control of the Company. Under the Employment Agreement, any termination of Mr. Hanna’s employment will not be deemed to be for “good reason” unless (i) the condition giving rise to Mr. Hanna’s termination has arisen without his consent, and (ii) (A) Mr. Hanna must have provided written notice to the Company of such condition within 90 days of the initial existence of the condition, (B) such condition must have remained uncorrected for a period of 30 days after the Company’s receipt of such notice and (C) Mr. Hanna’s termination of employment must have occurred within 30 days after the expiration of such 30-day cure period.

The following table reflects the estimated values that each of the Named Executive Officers currently employed by the Company would receive if such Named Executive Officer’s employment were terminated following a change of control. For purposes of these calculations, the Company has made certain assumptions that the Company considers reasonable, such as all legitimate business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The Company has assumed that each of the events that constitutes a termination of employment following a change of control of the Company has occurred on April 12, 2010, on which day the closing sales price of the Common Stock was $13.86. The actual amount of payments that each such Named Executive Officer could receive may not be determined with complete accuracy until such time as an actual termination following a change of control occurs, but the values below are the Company’s best estimate as to the potential payments each such Named Executive Officer would receive as of April 12, 2010.

Potential Payments Upon Termination Following a Change of Control

Name	Lump Sum Severance Payment	Continuation of Medical, Dental and Life Insurance Benefits	Accelerated Vesting of Stock Options	Accelerated Vesting of Restricted Shares, Restricted Share Units and Cash-Settled Restricted Share Units	Accelerated Vesting of Performance Shares	Total
	($)	($)	($)	($)	($)	($)
Gary C. Hanna	1,625,000	22,763	252,859	—	—	1,900,622
John H. Peper	687,500	21,863	124,000	—	—	833,363

Actions During 2009

Certain of the Company’s current and former executive officers, including Messrs. Bachmann, Longon and Peper, previously entered into Change of Control Severance Agreements (each, a “Severance Agreement”) with the Company. Messrs. Bachmann and Peper entered into their respective Severance Agreements in March 2005, and Mr. Longon entered into his Severance Agreement in July 2008. Each of the Severance Agreements, as amended from time to time, contained a termination date of March 28, 2010.

Mr. Bachmann is no longer eligible for payments under his Severance Agreement and did not receive any payment under the Severance Agreement when he ceased employment with the Company. Messrs. Peper and Longon are likewise no longer eligible for payments under their respective Severance Agreements. As part of the Company’s Chapter 11 Reorganization, and as approved by an order of the Bankruptcy Court, the Company entered into settlement agreements with Messrs. Peper and Longon in which they surrendered all rights, titles and benefits to and under their respective Severance Agreements in exchange for a general unsecured claim against the Company. Messrs. Peper and Longon were awarded claims for $275,000 and $340,000, respectively, which claims were treated as unsecured claims and, like the Company’s other valid unsecured claims, were paid in full under the Plan of Reorganization.

As part of the Company’s Chapter 11 Reorganization, the Bankruptcy Court approved the Company’s entrance into various settlement agreements (together with the settlement agreements executed by Messrs. Peper and Longon described above, the “Settlement Agreements”) with a number of the Company’s employees who held outstanding equity compensation awards or unpaid bonus payments. The Settlement Agreements provided the individual with a cash retention payment in lieu of his or her outstanding equity or bonus awards, and cancelled the outstanding equity awards that the individual previously held, if any.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted and approved by the Board of Directors.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, KPMG LLP, is responsible for (1) expressing an opinion on the conformity of the Company’s consolidated financial statements with generally accepted accounting principles in the United States and (2) auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee monitors and oversees these processes on behalf of the Board of Directors.

In performing its responsibilities, the Audit Committee has reviewed and discussed with management and with the Company’s independent registered public accountants the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Furthermore, the Audit Committee discussed with the independent registered public accountants matters required to be discussed by the Statement on Auditing Standards 61, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. The Audit Committee also received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent public accountants’ communications with the Audit Committee about independence and discussed with the independent registered public accountants their independence.

Based on the Audit Committee’s reviews and discussions referred to above, it recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Audit Committee
Charles O. Buckner, Chairman
Steven J. Pully, Member
John F. Schwarz, Member

Principal Accountant Fees and Services

General

The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by KPMG LLP, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2009 and December 31, 2008:

	2009	2008
Audit fees(1)	$748,008	$892,849
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total Fees	$748,008	$892,849

(1)	Audit fees are fees paid to KPMG LLP for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with regulatory filings. In 2009, audit fees included $13,500 related to services provided in connection with the filing of a registration statement on Form S-8.
(2)	There were no audit-related fees (including expenses) with respect to fiscal year 2009 and fiscal year 2008.
(3)	There were no tax fees (including expenses) with respect to fiscal year 2009 and fiscal year 2008.
(4)	There were no other fees (including expenses) with respect to fiscal year 2009 and fiscal year 2008.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. Under such procedures, the Audit Committee will annually review and pre-approve the audit, review and attest services to be provided during the next audit cycle by the independent registered public accountants and may annually review and pre-approve permitted non-audit services to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee. All requests or applications for the independent registered public accountants to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the principal financial officer or Controller and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

Pursuant to the Plan of Reorganization, Carlson Capital and Wexford Capital received their respective shares of Common Stock in exchange for the Company’s senior notes existing prior to the Chapter 11 Reorganization. Furthermore, upon the Company’s exit from its Chapter 11 Reorganization, the Company issued 20% Senior Subordinated Secured PIK Notes due 2014 (“PIK Notes”) in an aggregate principal amount of $61,112,000 to Carlson Capital, Wexford Capital and certain other purchasers (collectively, the “Purchasers”) in exchange for the Purchasers’ participation in the exit financing pursuant to the Plan of Reorganization. Carlson Capital, for which Mr. Pully, a current director and a director nominee, serves as General Counsel, is (together with its affiliates) the beneficial owner of 4,038,221 shares of Common Stock and $9,250,153 in principal amount of the Company’s PIK Notes. Mr. McCarthy, another current director and director nominee, is a Vice President and Senior Analyst at Wexford Capital, which (together with its affiliates) beneficially owns 7,068,837 shares of Common Stock and $16,670,605 in principal amount of the Company’s PIK Notes.

The Company’s issuance of the PIK Notes to the Purchasers was approved by the Bankruptcy Court as part of the Plan of Reorganization, and the PIK Notes were issued pursuant to an Indenture (the “Indenture”), dated September 21, 2009, among the Company, the guarantors thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and a Purchase Agreement, dated September 21, 2009, among the Company, the guarantors thereto and the Purchasers. As a result of an original issue discount required by the Purchasers, the Company received approximately $55 million of net proceeds at closing from the issuance of the PIK Notes.

Until the first interest payment date (the “Senior Credit Facility Termination Date”) that occurs 91 days after the repayment in full of all First Priority Secured Obligations (as defined in the Indenture) and the termination of the lenders’ commitments under the Company’s existing credit facility (the “Credit Facility”) with General Electric Capital Corporation (“GE Capital”), as administrative agent and the financial institutions party thereto as lenders (the “Lenders”), interest on the PIK Notes is payable in-kind semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2010. After the Senior Credit Facility Termination Date, interest will be payable quarterly in cash in arrears on January 1, April 1, July 1 and October 1 of each year. The PIK Notes mature on September 21, 2014, and all accrued but unpaid interest and the outstanding principal balance of the PIK Notes shall be payable on such date. The Company may redeem all or part of the PIK Notes upon not less than 10 nor more than 60 days’ notice to each holder of the PIK Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the PIK Notes to be redeemed plus accrued and unpaid interest to the date of redemption. The Company’s obligations evidenced by the PIK Notes are subordinated to the Company’s obligations under the Credit Facility and under hedging contracts with the Lenders, and are secured by, among other things, the oil and gas properties of the Company to which ninety percent (90%) of the present value of the Company’s proved reserves is attributable. In addition, the security interests granted to the Trustee, as collateral agent under the Indenture, for the benefit of the holders of the PIK Notes are subordinated to those granted in favor of GE Capital, as administrative agent under the Credit Facility, for the benefit of the Lenders.

OTHER MATTERS

Management of the Company is not aware of other matters to be presented for action at the 2010 Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Stockholder proposals intended to be included in the Proxy Statement relating to the Company’s 2011 Annual Meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than December 24, 2010 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2011 Annual Meeting must be delivered to the Corporate Secretary of the Company no later than April 4, 2011, but no earlier than March 5, 2011. If, however, the date of the 2011 Annual Meeting is changed by more than 30 days from the anniversary date of this year’s Meeting, the stockholder notice described above will be deemed timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day after public announcement of the date of such meeting. For special meetings, a stockholder must submit notice of a proposal no earlier than the 90th day prior to such special meeting and no later than the close of business on the later of (i) the 60th day prior to such special meeting and (ii) the 10th day following public announcement of such meeting. If timely notice of a stockholder proposal is not given, the proposal may not be brought. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the meeting.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Section 2.12 of the Company’s Second Amended and Restated Bylaws. Stockholder proposals related to other business must comply with Section 2.11 of the Company’s Second Amended and Restated Bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

All stockholders who do not expect to attend the 2010 Annual Meeting are urged, regardless of the number of shares owned, to participate in the Meeting by proxy via the Internet, telephone or mail.

By Order of the Board of Directors

/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel
and Corporate Secretary

New Orleans, Louisiana
April 23, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

EPL
ENERGY PARTNERS, LTD.

INTERNET
http://www.proxyvoting.com/epl
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

72437 Fulfillment 72942-1

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" ITEMS 2 THROUGH 3.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01 Charles O. Buckner
02 Scott A. Griffiths
03 Marc McCarthy
04 Steven J. Pully
05 John F. Schwarz

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________

4. Transact such other business to properly come before the meeting

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ______________ Signature ______________ Date ______

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.